Exhibit 11
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
215.981.4000
Fax 215.981.4750
June 5, 2009
WT Mutual Fund
1100 North Market Street
Wilmington, DE 19890

Re:	WT Mutual Fund Wilmington Moderate Asset Allocation Fund
Ladies and Gentlemen:
     We have acted as counsel to WT Mutual Fund, a Delaware statutory trust (the “Trust”), in connection with the proposed reorganization of the Wilmington Moderate Asset Allocation Fund (“Moderate Fund”), a series of the Trust, into the Wilmington Conservative Asset Allocation Fund (the “Conservative Fund”), a series of the Trust. As part of the reorganization, holders of Institutional Shares of the Moderate Fund will receive Institutional Shares of the Conservative Fund and holders of A Shares of the Moderate Fund will receive A Shares of the Conservative Fund. The aforementioned proposed transaction is referred to herein as the “Reorganization.”
     This opinion relates to shares of beneficial interest of the Trust (the “Shares”) (par value $0.01 per Share) to be issued by the Conservative Fund in the Reorganization, and is furnished in connection with the filing of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).
     In rendering the opinion hereinafter set forth, we have considered such legal and factual matters as we have deemed necessary and have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as copies conform to the original documents and that such originals are authentic; (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate; and (iv) the Shares will be issued in accordance with the Trust’s Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees, which are incorporated by reference into the Amended and Restated Agreement and Declaration of Trust by its terms, relating to the creation, authorization and issuance of the Shares. This
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WT Mutual Fund

June 5, 2009
opinion is based exclusively on the laws of the State of Delaware, excluding its conflict of law rules.
     The Agreement and Plan of Reorganization described in the Registration Statement (the “Plan”) was approved on May 28, 2009, by the Trust’s Board of Trustees and has been duly executed and delivered by duly authorized officers of the Trust.
     On the basis of and subject to the foregoing, we are of the opinion that:
     1. The Shares have been duly authorized for issuance by the Fund; and
     2. When issued and paid for upon the terms provided in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     This opinion is rendered solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. However, this consent does not constitute a consent under section 7 of the Securities Act of 1933, and in so consenting we have not certified any part of the Registration Statement and we do not otherwise come within the categories of persons whose consent is required under section 7 or under the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP